EXHIBIT 15.02




        ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Volt Information Sciences, Inc.

We are aware of the incorporation by reference in Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No. 333-45903 on Form S-8 dated February 9, 1998 and Registration Statement No. 333-106245 on Form S-8 dated June 18, 2003 of Volt Information Sciences, Inc. of our report dated September 6, 2007 relating to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. that are included in its Form 10-Q for the nine months ended July 29, 2007.


/s/ ERNST & YOUNG LLP


New York, New York
September 6, 2007